LITHIUM EXPLORATION GROUP INC.
3200 N. Hayden Road, Suite 235,
Scottsdale, Arizona 858251

June 11, 2013

Blue Tap Resources
3031 31 St. SW
Calgary, AB T3E 3A2

Attention: Mr. Vincent Murphy, President

Re: Letter of Intent for the acquisition of Blue Tap Recourses (“Blue Tap”) by Lithium Exploration Group, Inc. (“LEXG”)

This letter confirms our mutual intention to enter into a definitive share exchange agreement whereby LEXG will acquire not less than 80% of the issued and outstanding securities of Blue Tap (the “Transaction”). This letter is intended to create legally binding obligations on the parties and will serve as the basis for the negotiations and preparation of a definitive agreement among LEXG, Blue Tap, and the selling shareholders of Blue Tap (the “Selling Shareholders”) leading to the completion of the Transaction.

1. The Transaction

Structure: The Transaction shall be effected by way of a cash investment whereby LEXG will purchase not less than 80%. This purchase will be undertaken initially by the making available of $150,000.00 CDN to be used by Blue Tap, under LEXG fund control and supervision, for the purposes of carrying out the required step to obtain approval for, and the return of, the facility to active operation as a water disposal facility. LEXG will agree to make available an additional $150,000.00 CDN to be applied to toward liability security deposits required under the Alberta Regulatory Framework at the time which it is required. It is to be understood that funds put on deposit for liability requirements will, upon those funds being released by the Alberta Energy Regulator be made available only for the purposes of furthering facility development. The first two payments of $150,000 to Blue Tap for the aggregate of $300,000 shall be considered a bridge loan, with such terms and repayment provisions to be specified in the Transaction Agreement, until and unless the following conditions are satisfied for the funding of the additional $150,000. Provided that initial efforts to return the facility to revenue producing status are successful and efforts toward obtaining approvals to move the facility to Class 1A waste designation are ongoing with progress satisfactory to LEXG, an additional $150,000.00 CDN will be made available for purposes of continued facility development.

Upon funding of $450,000.00 CDN under the preceding terms, LEXG shall be considered to have purchased a 51% equity interest in Blue Tap. At that point LEXG has an option to purchase an additional 9% of Blue Tap for $100,000.00 CDN (in shares and/or cash) and shall be considered to have purchased 60% of the fully diluted equity interests of Blue Tap. Any additional capital expenditures will be handled on a working interest basis but the selling shareholders of Blue Tap cannot be diluted to less than 30% equity in the entity. The selling shareholders will also receive a GORR not less than 3% but not to exceed $150,000/yr with details to be finalized and structured in the Transaction Agreement.

Assets shall be as specified but not limited to those outlined in attached Schedule A.

1.1 Terms and conditions: The definitive agreement under which the parties will agree to carry out the Transaction (the “Transaction Agreement”) will contain provisions that are customary for a transaction of this nature, and will include (but not be limited to) representation and warranties of each LEXG, Blue Tap, and the Selling Shareholders of Blue Tap, (as applicable), including LEXG’s status as a reporting issuer with the U.S. Securities and Exchange Commission Exchange (the “SEC”), and all representations and warranties required to ensure compliance with applicable United States and Canadian securities law. The conditions precedent to closing of the Transaction in favor of both LEXG and Blue Tap will include the following:

(a)	receipt of all required regulatory approvals to the carrying out of the Transaction;

(b)	approvals of the boards of directors of Blue Tap and LEXG and shareholders of Blue Tap, as required;

(c)	obtaining all required consents of third parties;

(d)

the availability of exceptions to all securities registration, prospectus delivery, offering memorandum delivery, and take-over bid circular requirements in respect of the Transaction under applicable United States and Canadian securities laws;

(e)

LEXG and its advisors having had a reasonable opportunity to review the foregoing financial statements (including corporate tax returns, bank account statements, general ledger listings, adjusting entries and opening trail balances) of Blue Tap, and that both LEXG and its accountant are satisfied with the content of such financial statements;

(f)	no adverse material change in the business or financial condition of LEXG ;

(g)	no adverse material change in the status or condition of Blue Tap’s assets:

(h)	no adverse material change in the status or condition in the business or financial condition of Blue Tap since the execution of the Transaction Agreement;

(i)

LEXG being provided with a list of all rights, lease agreements, surface agreements, approvals, and other associated of required permissions for the facility to be returned to operation, along with supporting documentation that Blue Tap has full ownership and or control of these;

(j)	Blue Tap providing detailed schedule of all Freehold Lessor Royalty Encumbrances that may apply;

(k)	Blue Tap to provide documentation that existing GORR to Advantage Oil & Gas applies only to Production or has been removed from the associated rights;

(l)	Blue Tap to outline its plans and expectations for ongoing management and operation of the company and facilities during the completion of the Transaction for LEXG approval; and

(m)

All parties at cooperate fully with each other’s due diligence, activities to expedite a full Transaction Agreement including purchasers right to access all facilities and sites pertaining to the assets.

2. Definitive Agreement

The parties shall negotiate the definitive terms of the Transaction Agreement, acting reasonably and in good faith, with a view to executing the agreement on or before September 1, 2013, whereafter this letter agreement shall terminate and be no further force or effect.

3. Standstill

Until this letter agreement is either superseded by the Transaction Agreement or terminated pursuant to section 2, Blue Tap agrees that it will, for a period ending 11:59PM PST - September 1, 2013:

(a)	not solicit offers or have discussion with any third parties regarding its sale of its shares or assets or any other form of business combination or divestiture; and

(b)	conduct its business only in, and not take any action except in, the usual, ordinary and regular course of business consistent with past practice.

4. Non Completion

In the event that the Transaction cannot be completed as a result of any failure or breach by LEXG, LEXG agrees to pay Blue Tap an amount of $25,000.00 CDN in consideration of its efforts.

5. Transaction Costs

In the event that this Transaction does not close, each of the parties will be responsible for all costs (including, but limited to, financial advisory, accounting, legal and other professional or consulting fees and expenses) incurred by it in connection with the transactions contemplated hereby.

6. Publicity

Blue Tap acknowledges that, as a reporting issuer, LEXG will be required to give public disclosure about the Transaction and Blue Tap consents to any such disclosure as reasonably required to satisfy LEXGs reporting requirements with the SEC. LEXG agrees to provide Blue Tap with a draft of any proposed public disclosure regarding the Transaction for its review and input at least 18 hours prior to dissemination of such public disclosure.

7. Confidentiality Agreements

Each party will agree to keep the existence and the terms of this letter of Intent confidential and will not make any disclosure except where disclosure is required by law. In addition, each party agrees that any information provided to the other in connection the negotiation and entering into the definitive agreements for the Transaction will be maintained in confidence, will not be disclose to any other party, other than each party’s respective professional advisors, except where disclosure is compelled by applicable law and will not be used by the party for any other purpose other than the evaluation and completion of the Transaction. Each party will ensure that its respective officers, directors, employees and consultants will agree to maintain all information in connection with this Letter of Intent and the business combination transactions confidential. All obligations regarding confidentiality will survive termination of this Letter of Intent.

8. General

This letter will be governed by and construed in accordance with the laws of the State of Nevada. LEXG and Blue Tap submit to the jurisdiction of the State of Nevada with the respect to any matters arising out of this letter.

If you are in agreement with the foregoing, please confirm that this letter accurately sets forth your understanding of the terms of the proposed Transaction and the other matters set forth herein, by signing a copy of this letter below and returning it to us prior to 12:00 p.m. (Vancouver time) on June 11, 2013, failing which this letter shall be null and void.

This letter may be executed in any number of counterparts, each of when executed and delivered (including by way of facsimile) is an original but all of which taken together shall constitute one and the same instrument.

We look forward to working together.

Yours very truly,

LITHIUM EXPLORATION GROUP INC.

By:
Alexander Walsh
Its:	Chief Executive Officer

Agreed and confirmed this 11th day of June, 2013

BLUE TAP RESOURCES

By:	/s/Vincent Murphy
Vincent Murphy
Its:	Director and Authorized Signatory

SCHEDULE “A”

This is Schedule “A” attached to and forming part of a Letter of Intent, dated June 10, 2013 between Lithium Exploration Group Inc. and Blue Tap Resources.

AREA:            MORINVILLE, ALBERTA

LANDS & RIGHTS DESCRIPTION	VENDOR’S WORKING INTEREST	TITLE DOCUMENTS	ENCUMBRANCES
Township 55 Range 24 W4M Section 27, as to Petroleum and Natural Gas Rights from the surface down to the basement formation.	100%	Seventeen (17) Freehold Mineral Leases	Freehold Lessor Royalty 3% GORR to Advantage Oil & Gas Ltd.

WELLS:

00/16-27-055-24-W4M/00	Standing well

00/13-27-055-24-W4M/00	Standing well

00/14-27-055-24-W4M/00	Disposal well

Facilities and Pipelines

14-27-055-24-W4M disposal facilities, tanks, well site equipment